Exhibit 99.1

Liquidity Services Earnings Conference Call — Q2 FY2015 (May 7, 2015)

Operator: Good day ladies and gentlemen and welcome to the Q2 2015 Liquidity Services Earnings Conference Call. My name is Whitley, and I’ll be your operator for today. At this time all participants are in listen-only mode. And later we will conduct a question-and-answer session. [Operator Instructions] As a reminder this call is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Ms. Julie Davis, Senior Director of Investor Relations. Please proceed.

Julie Davis

Senior Director-Investor Relations

Thank you, Whitley. Hello and welcome to our second quarter fiscal year 2015 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; Jim Rallo, our Chief Financial Officer and Treasurer; and Kathy Domino, our Chief Accounting Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, May 7, 2015, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent Annual Report on Form 10-K.

As you listen to today’s call we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call we will discuss certain non - GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time I’d like to turn the presentation over to our CEO, Bill Angrick.

William P. Angrick

Chairman & Chief Executive Officer

Thanks, Julie. Good morning and welcome to our Q2 earnings call. I’ll begin this session by reviewing our Q2 performance and then provide an update on key strategic initiatives.  Next I’ll turn over to Kathy Domino for more details on the quarter. Finally, Jim Rallo will provide our outlook for the current quarter.

Liquidity Services reported Q2 results in line with our guidance on both the top and bottom line, led by a strong quarter in our retail industry and municipal government verticals. And improved property mix in our federal government business, which offset softer results in our energy and industrial capital assets verticals.

We remain focused on profitable growth. And the steps we have taken to reset selected programs, while disruptive in the short term are important to ensure proper returns on shareholder capital. Year -over-year results through calendar 2015 will continue to reflect the loss of the rolling stock portion of our DoD contract and the termination of our Jacobs Trading subsidiary’s Walmart contract.

During Q2 we generated cash flow from operating activities of $15.9 million, which is up over threefold from the prior year period. Exiting Q2 our cash position has increased to $86.2 million, which provides a strong foundation to invest in our growth initiatives. During the balance of fiscal year 2015 we will continue to execute our Liquidity One transformation plan to drive long-term value for our customers, employees, and shareholders.

We anticipate that the transition of legacy programs with key clients coupled with our heavy investment in IT, product development, and marketing initiatives will dampen our growth and earnings results in the near term.

Next I’d like to update you on key business trends and initiatives coming out of Q2. First, we are still operating under the terms and pricing of our legacy DoD surplus contract. There still remain a number of unresolved operational and contractual details related to phasing in the new surplus contract. And we are working together with our agency partner to prioritize and resolve all open items. We will continue to update shareholders as we conclude this stage of the process.

We would remind investors that our DoD business has seen significant changes in the volume and mix of property we handle, which has reduced sales values. Accordingly, our near-term outlook is somewhat muted, pending the stabilization of this part of our business.

Second, our long-term growth strategy and investment program is focused on our commercial and municipal government business. During the quarter our commercial sales team signed over 50 new clients and client programs, demonstrating strong market demand for our proven, scalable reverse supply chain solution. Our solution has been well received by market leaders in multiple sectors, such as Home Depot, Black & Decker, General Motors, Pepsi, and Bechtel to name a few.

These clients are looking for superior scale, service, and results, and that is exactly what we provide them. We also continue to expand our municipal government business, particularly in the Western United States and Canada, signing over 200 new agency clients during the quarter. Trends in our capital assets business reflect the fact that this is a more lumpy business, and there has been some slowdown in transaction volume due to the drop in energy prices. We continue to focus on penetrating existing accounts with more services and more locations around the globe and adding new clients in all of our key industry verticals.

We believe continued investment in our global sales and marketing organization, software and analytics tools, and marketplace solution will result in more clients seeking to modernize and transform their investment recovery function.

In support of our market leadership we recently launched the new Liquidity Services brand. Our new brand consolidates the company’s marketplace brands under the Liquidity Services name for client interactions and coincides with our Liquidity One transformation program. To provide commercial clients with a singular and superior experience, we may engage Liquidity Services.

Our new brand represents our transformation to a unified and integrated enterprise that solves our clients’ needs for virtually any asset type in any location. We are creating a better future for how surplus assets are managed, valued and sold. Our new tag line, A Better Future for Surplus, reflects our commitment to raise the level of our own performance and in doing so, elevate what client organizations should expect in the reverse supply chain industry. Finally, we continue to execute our Liquidity One transformation initiative. This investment program is focused on the consolidation of best-in-class processes and capabilities into a singular platform to increase our scalability and efficiency as an integrated global business.

During Q2 we deployed a new CRM system within our capital assets group, established a global sales operations center of excellence and process, deployed the first release of our client-lead scoring process, and launched our new corporate website with our new collateral and company logo.

We continue to expand utilization and adoption of our data warehouse to support internal and client -reporting needs in the management, valuation, and sale of assets. In some cases we have invited our customers to partner with us and participate in our research and development efforts, so they can directly benefit from our innovations.

For example, for several existing manufacturer clients, we have re -engineered their entire reverse supply chain process, including with external partners using selected features of our next generation technology platform. The result to the client is improved control over their brand reputation in the secondary marketplace, increased financial recovery, reduced costs, and faster time to cash.

In summary, we are delivering the right capabilities to enable superior service, scale, and results for our customers.  We are confident that we have the right team and strategic actions to delight customers and create a more diversified, scalable business that creates continued growth and value for long -term owners.

Now let me turn it over to Kathy for more details on Q2 results.

Kathy Domino

Chief Accounting Officer

Thanks, Bill. This quarter we exceeded our guidance and adjusted EBITDA and were slightly above the midpoint of guidance on GMV and adjusted EPS, due to a strong performance in our commercial retail marketplaces, as we benefited from our seasonally high period. Our state and local government marketplace saw steady growth as well, through our continued penetration into the Western United States and Canada.

We were also awarded a second follow-on contract with the DoD, extending the current surplus contract for an additional six months base term with three 30 -day renewal option periods.

Next I will comment on our second quarter results. Total GMV was $189.4 million. GMV in our Gov Deals, or state and local government marketplace, increased to $45.1 million or 16.2% as we continued to add new clients, bringing total clients to over 7,500 out of a potential 88,000 in the highly fragmented state and local government market.

GMV in our commercial marketplaces decreased to $102.5 million or 23.2%, principally as a result of a decrease in our capital assets marketplaces as a result of low oil prices in the energy vertical and a seasonally low period in the manufacturing and transportation verticals.

GMV in our DoD surplus marketplace decreased to $26.7 million or 30.7% as a result of the mix change in property flow from the DoD to lower value product and the cessation of sales of rolling stock. GMV in our DoD scrap marketplace decreased to $15.1 million or 8.1% as a result of decreasing property flow from the DoD. As sales of DoD scrap have become less material, fluctuations in commodity prices are not materially affecting our financial performance.

Total revenue was $102.9 million. Technology and operations expenses decreased 14.9% to $24.7 million, primarily due to decreases in staff and temporary wages, which primarily resulted from our recent business realignment initiative, and decreases in warehouse expenses, as our inventory balance has declined resulting in lower storage costs. As a percentage of revenue technology and operations expenses increased to 24% from 22.6%, primarily as a result of the decrease in revenue.

Sales and marketing expenses increased 3.3% to $10.8 million, which is not significant. As a percentage of revenue sales and marketing expenses increased to 10.5% from 8.1%, primarily as a result of the decrease in revenue.

General and administrative expenses decreased 9.1% to $11.4 million, primarily due to our recent business realignment initiative. As a percentage of revenue general and administrative expenses increased to 11.1% from 9.7%, primarily due to the decrease in revenue.

Adjusted EBITDA of $8.6 million decreased 48.4%, primarily due to the decrease in our commercial capital asset marketplaces and product mix changes in our DoD surplus contact as previously discussed.

Adjusted net income of $2.4 million decreased 71.1%. Adjusted diluted earnings per share decreased 69.2% to $0.08 based on approximately 30 million diluted weighted average shares outstanding.

We continue to have a strong debt-free balance sheet. At March 31, 2015, we had a cash balance of $86.2 million, which included current assets of $172.9 million, total assets of $343.2 million, and $93.4 million in working capital.

Capital expenditures during the quarter were $3.5 million. We expect capital expenditures to be between $8 million to $9 million for fiscal 2015.

I’ll now turn it over to Jim for the outlook on the next quarter.

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

Thanks, Kathy. We will continue to make significant investments to further serve our selling clients and buying customers through fiscal year 2016, which we expect will drive long-term growth resulting in our commercial business having a more prominent role in driving both top - and bottom-line growth.

We realize that during this transition we will not be operating at full efficiency. However based on feedback from our customers and team members, we are very confident that these investments in our future will result in improved sales performance, a superior customer experience, and more efficient scalable operational platform to support our next phase of growth and value creation.

We will aggressively pursue efficiencies in our operations, as we deliver our newly developed systems and marketplace platforms. During this transition phase consolidating results will be less indicative of our progress.

Next I would like to comment on our approach to future guidance. Fiscal year 2015 will be a transition year for Liquidity Services as we reset our legacy DoD and Walmart Jacobs Trading business, while funding our Liquidity One transformation program.  Forecasting results for the full year is very challenging, as our DoD business has seen significant changes in the volume and mix of property we handle, which has reduced sales values and increased costs. Additionally investments in our Liquidity One transformation program will vary throughout the year.

In light of these factors we will continue to provide shareholders and the investment community with financial guidance on a quarterly basis.

Our scrap contract for the Department of Defense includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%. Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30 of each year. We are eligible to receive this incentive in each year of the term of the scrap contract. And have assumed for purposes of providing guidance regarding our projected financial results for the third quarter of fiscal year 2015, that we will again receive this incentive payment. Management is providing the following guidance for the next fiscal quarter.

We expect GMV for the fiscal third quarter of 2015 to range from $175 million to $200 million. We expect adjusted EBITDA for the fiscal third quarter of 2015 to range from $4 million to $6 million. For the fiscal third quarter of 2015 we estimate adjusted earnings per diluted share to range from $0.05 to $0.10. This guidance assumes that we have an average fully diluted number of shares outstanding for the quarter of 30.2 million, and that we will not repurchase shares via approximately $5.1 million yet to be expended under the share repurchase program.

Our guidance adjusted EBITDA and diluted EPS for, one, acquisition costs, including transaction costs and changes in earn-out estimates and impairment of goodwill and long-lived assets; and two, for stock-based compensation costs, which we estimate to be approximately $3.5 million to $4 million for the fiscal third quarter. These stock-based compensation costs are consistent with fiscal year 2014.

We will now answer any questions.

Question and Answers

Operator: [Operator Instructions] your first question comes from the line of Dan Kurnos with Benchmark Company. Please proceed.

Dan L. Kurnos

The Benchmark Co. LLC

Great. Good morning. Thanks for taking my questions. Bill, just a couple high level questions for you as we go through this transition process. First off, you did mention in the press release that there were six new partner additions. Just love to get a little bit of color around some of the verticals there and what you’re targeting? And if the transition process, you’re looking to focus on specific areas, one versus the other?

And then also as we go through this transition process, maybe if you could talk a little bit about the — may be give a little bit of color about the evolution of the buyer base, if that’s changed at all? Obviously you guy s do a good job providing us some metrics, but it would be great to hear sort of how you guys think about the expansion of the buyer base and sort of the type of new buyer that you’re tracking. Thanks.

William P. Angrick

Chairman & Chief Executive Officer

Sure. We have worked hard over the last three years to have capabilities to serve every major industry vertical that depends on capital equipment to manage their business model. As a result client focus includes energy supply chain. We have a lot of active clients, over 300 clients in that vertical. We continue to add clients in that sector.

And we’re in a lot of conversations with how these energy companies want to pivot in light of reduced economic activity in that supply chain. That includes oil exploration companies and production companies and downstream distributors of energy.

So it’s true that with the change in energy prices, some of these end users who buy in our platform have remained relatively frozen. And as trends become clear on where these prices are headed, we believe we’re going to see some uptick in activity.

In addition to the energy market we have strong penetration in all of the sort of global manufacturing sectors, so consumer packaged goods, pharmaceutical and biotech and healthcare, automotive. Certainly increasing investment cycles in automotive as the consumer responds. And we’ve had pretty good sell-through in that channel.

Additionally the electronics manufacturing space is a strength for us. We made an investment to have a presence in the Asia Pacific region. That has provided outstanding capability to serve both buyers and user — buyers and global manufacturing footprints of large sellers.

Equally we have made an increasing outreach in the retail sector and the OEMs who supply products to the retail supply chain. Through a number of these global manufacturers who are looking to improve the way their products, their branded products are tracked and sold in the secondary market. Many of these OEM clients are responsible for taking back product and return to vendor provisions of their supply agreements. We want to be able to manage that process for them.

And we bundled our multi-channel sales capabilities with logistics support, refurbishing capabilities, and outstanding sort of buyer-facing customer service. And the studies we’ve done have shown by managing sales in a superior way in the secondary marketplace and controlling those sales, that actually helps the clients’ core brand and their core distribution channels.

So a lot of industry diversification occurring over the last several years. I’d also point out that we have a strong capability in the transportation vertical. We sell lots of rolling stock for our clients, and we have been contacted and we’ve responded by making that fleet management and transportation equipment sale capability a part of our offering for many of these clients. So lot of industry diversification and acceptance.

On the buyer side we continually invest in growing our buyer base. We target and reach end users of the high value material and equipment that we sell. End users increasingly are adopting online sourcing techniques to identify, find, and buy assets on our platform. So our investment in digital marketing and in our digital marketplace strategies is aligned with the macro trend around end -user buyers and how they’re procuring equipment. We also reach a number of small business and in many cases entrepreneurs, who buy less than new material equipment inventory from us. They test, refurbish, and look to make a profit by reselling that equipment.

In addition because of our growth in sales around the world, we continue to focus on international buyers. And one of the key areas of investment in our Liquidity One platform is a truly multilingual, multinational platform capability that will serve these international buyers wherever they reside.

Dan Kurnos — The Benchmark Co. LLC: Okay. Great. And then just shifting over to guidance a little bit here. I just want to get a sense from you in terms of may be some clarification on the June GMV guidance, obviously a little bit below where I think most people were expecting.

And I just want to get some color on how much of that is may be either related to Walmart , because it looks like most of the downside is in the commercial segment. So how much of it’s from Walmart? How much of it is from the continued weakness in capital assets or into a lumpiness in that business as Jim mentioned? And how much of it is — and, Bill, I know we’ve talked about this before and it wasn’t really a pressing point, but you did mention that you’ve been resetting some programs. And it — I don’t want to put words in your mouth and call it intentional churn. But it sounds like you’re willing to take a little bit of disruption for higher profitability.  And if that maybe means scaling back certain SKUs or verticals that could be on the table. So just how we think about those three things as it relates to guidance and going forward? Thanks

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

Sure. Dan, its Jim. Let me take that question. So I think when you look at the June quarter, one, you’ve got some seasonality effects going on. Obviously in the — as we reported in the results in Bill’s comments, the December quarter is a seasonally low quarter for our capital asset business, our commercial capital asset business. Most of the companies we work with are December 31 year-ending companies, and there’s just a lot going on in that quarter.

March picked up a little bit but not much. And then when you look at the retail business, the retail business, right, is strong in the December quarter. It really picks up in the March quarter. Right? And then retail drops off. You start to get to a lull.

So what you really have is you have sort of different verticals within the company that are balancing out. And so when you look at the guidance for the June quarter, it’s very similar to the March quarter, but that’s because when you look at the different verticals we’re in, you — again you’ve got some ups and some downs.

As far as specific programs or a rebalancing if you would in your words that has been going on for some time. There’s not a material amount of that going on at this point. We’ve got a great set of clients. We’re continuing to serve those clients and are focused on growing with our clients that we currently have, as well as adding new clients. As Bill indicated we signed up over 50 programs this quarter alone. And so I think that the June quarter has different dynamics going on than we had in the March quarter and the December quarters.

The one thing we do have in the June quarter obviously is the scrap incentive. I would anticipate that being somewhere around $1 million or so in this quarter and the June quarter. And again that is normal for us every year.

Dan L. Kurnos

The Benchmark Co. LLC

Great. Thanks for the color, Jim. Just last one for me, just on the expense side. Just trying to sort of figure out where the buckets fall here. I mean your tech and ops spend was actually down $2 million quarter -over-quarter, although it was up call it 130 basis points percentage of revenue year-over-year, but down on a dollar basis $4.5 million year-over-year. So and while G&A picked up and marketing was kind of consistent sequentially.

So just how should we think of where the major buckets of expenses are going to fall? And are you through at least initial phases of having tech spend? Does it ramp significantly in the back half of the year? And just how we think about that? Thank you.

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

So on the expense side, Dan, what you’re seeing and when you’re looking at the year-over-year comparisons is the effect of our realignment initiative that took place effective October 1. So we gained a lot of efficiencies across the company through various aspects of a realignment program. Again it rolled out October 1 of this year.

That’s why you’re seeing the technology and operations line down. That didn’t just include employees. It included temporary staffing. It included facilities. It was really all aspects of the business to try to gain efficiencies as we’ve moved forward as a company.

So that’s again why you’re seeing the decreases in expenses. Obviously as a percentage of revenue, revenue is down a little bit as we talked about in our comments. So on a percentage basis you don’t see quite the same positive effect obviously as you do in the absolute numbers.

Now as far as tech expenses go, we would expect some ramp up at the end of this year, but not significant. So I’m not talking about $2 million or $3 million of additional tech spend or anything like that. I think it would be sub - million dollar range in the next quarter or two.

We probably expect a higher ramp potentially in fiscal year 2016 — I’m sorry fiscal year — yes. In the beginning of fiscal year 2016, as we continue to ramp our initiative to roll out all of our allotted projects at the beginning of fiscal year 2017.

Dan L. Kurnos

The Benchmark Co. LLC

So, Jim, just to summarize that would it be fair to say that your — the expense ramp that you’re seeing from your new initiatives have been mostly offset by the efficiencies that you’ve gained already from the transformation? Or...

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

I’d say it’s the first time — yeah, yeah. I’d say it’s the first statement, Dan.

Dan L. Kurnos

The Benchmark Co. LLC

Okay. Perfect. Thanks guys. Appreciate all the color.

Operator: Your next question comes from the line of Shawn Milne with Janney Capital Markets. Please proceed.

Shawn C. Mil

Janney Montgomery Scott LLC

Thanks for taking my questions. Maybe just to start, going back to the last question on tech spend. Maybe just a clarification in my mind. I guess the number I was thinking was about $9 million in spend for technology around the Liquidity One sort of rollout this year. And I don’t know if you maybe — maybe I missed it. Did you quantify how much was going to carry into fiscal 2016?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

Yes. Sorry, Shawn. So I mean I would expect that ramp to carry -in in fiscal year 2016 and then come down dramatically in fiscal year 2017. As I explained with Dan we’ve got — we’ve made up a lot of that additional expense through our realignment program. So it has been, I don’t want to say completely net neutral this year, but the impact of the additional tech spend has been made up by operating efficiencies around the company.

Shawn C. Milne

Janney Montgomery Scott LLC

Is the $9 million roughly the same in both years?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

You know...

Shawn C. Milne

Janney Montgomery Scott LLC

Or is that a — you go ahead.

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

Yeah. I mean I think at this point it’s difficult to put a pin and a number for next year. I would say that’s certainly our target moving forward. But I think we’ll have better color on that in the next two quarters.

Shawn C. Milne

Janney Montgomery Scott LLC

Okay. And I might have missed it, I was on another call, but you said the retail vertical was up. Did you give the growth rate? And I mean if it was up on top was that excluding the Walmart? Or was it up even with the loss of Walmart?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasure

Yes. So I’d say the — it was — the retail vertical was not up if you include the loss of Walmart. If you exclude the loss of Walmart it was about the same.

I think the — what the retail sector is one where as Bill indicated before we have done what I would say is a part of our realignment program. We did drop a few of our clients on the lower-end side, where we just saw that the programs were very difficult to make a margin on. We have transitioned them over to an in -house solution or a self-service solution with us or something else, so it was a smooth again transition. But on the top line GMV you’re seeing a decrease from that.

The other thing that has happened is we’ve picked up our service revenue. So one of the initiatives we have going on, Shawn, is we’re providing more services for our clients and billing for those services, rather than just selling goods for our clients.

I don’t want to give the client’s name, but in one case we switched from a program where we were basically selling product for them, to now we are refurbishing that product and then providing it back to them. And they’re selling it back through their own A channels. It has been a very successful program for both ourselves and the clients.

And again that refurbishment capability is something that we’ve put throughout the organization over the last two years.

So you’re seeing a little bit of shift as well just in the additional service capabilities that we have in the organization.

Shawn C. Milne

Janney Montgomery Scott LLC

Okay. And then lastly just, Bill, may be one for you. You guys obviously can’t control oil prices. But I don’t know if maybe it’s just the lower pricing impact on GMV, if there’s still activity in that energy vertical. But more broadly when you roll out the Liquidity One plan, especially with a new CRM and hopefully better processes within the sales force, et cetera, do you think that can smooth out some of the lumpiness in commercial capital assets? Or do you believe you’re still going to just see quarter-to-quarter variations based on certain levels of demand in each vertical?

Bill Angrick — Liquidity Services, Inc.: I think you’re always going to have some inherent lumpiness within client accounts. So these are massive sort of supply chains and individual plants, production lines could very well be priced at multi-million dollars. I think we’ve sold up to an $18 million refinery.

So within accounts it is the nature of the industrial client to have a wide range of value in any given period.

However this is a global client portfolio. It’s a cross industry portfolio. And we believe that we are relatively unknown on a global basis within this market. And we are investing heavily in our sales and marketing function to significantly deepen and widen the number of clients using our platform. And that, Shawn, will seek to smooth out the peaks and the valleys as we move through time.

In addition we are providing asset management software and tools and services that will give us more visibility into these clients’ supply chains to take out assets on a more regular basis, such as transportation equipment. So fleet business is more regularly planned and scheduled and would seek to be a much more recurring type of asset category, relative to some of the other asset categories. And we’ve had a very good uptake on our fleet management and sales capabilities in different verticals, such as consumer packaged goods, beverage business, and the energy vertical.

So those actions together we believe over time will allow to grow GMV year -on-year. Notwithstanding that within company accounts you’re going to have some high-value assets one quarter that won’t be repeated.

Shawn C. Milne

Janney Montgomery Scott LLC

Okay. Thanks, Bill. Good luck to you.

Operator: Your next question comes from the line of Gary Prestopino with Barrington Research. Please proceed.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Hey. Good morning everyone. Most questions have been answered. But excited to see 50 new clients come on board from signing, Bill. But could you tell us were those new clients competitive takeaways? Or is that frontier new business that you’re transforming to an outsourced disposition platform like yourself?

William P. Angrick

Chairman & Chief Executive Officer

That’s a very good question, because when you look at the global market opportunity, the majority of these assets are managed through in-house investment and recovery sales practices and teams. So in most cases we’re in a missionary sales role defining a new way to manage the process with tools that these clients lack to track the information internally. In some cases redeploying the assets prior to them entering our sales channel.

So in most cases we’re replacing or complementing in-house sales, strategies, and teams. That’s why our assets on software is extremely important and our ability to project manage and really understand the client’s strategy and be part of that strategy in the reverse supply chain.

In some cases we would replace traditional live auctions or traditional direct sales to dealers. So the channel of online sales or webcast sales is replacing negotiated one -off sales to dealers or live events through traditional auctioneers.

But I think the broad trend is for these companies to seek to raise the level of performance in cost areas, such as how they manage and dispose the vital assets. And in some cases there’s a cyclicality that affects these businesses, so that they need to move these assets off the balance sheet, because they want to free up working capital. So we’re in a position to be there on a 24/7 /365 basis to help them through that process.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay. So as I read your press release and what you talked about, I mean you’re saying that a lot of this is attributable to heavy investment in sales and marketing. And this really isn’t attributable to changes on the Liquidity One transformation, because that hasn’t really occurred. Is that kind of a correct assumption?

William P. Angrick

Chairman & Chief Executive Office

It is correct insofar as a lot of the software development and marketplace experience has not transitioned to the next-generation platform. However as you would note by looking at our corporate website, we are fully living and executing under the new brand architecture and message. And that’s a very important deliverable under the LOT program, because it positions the company as a single global provider.

And in fact our teams are selling that way, cross-selling various services to clients as one company. And that can be across geographic regions, across service areas.

And that is new, Gary. And it’s early days. But we feel there’s a lot more productivity that comes from housing our entire solution under the Liquidity Services name and executing on that as a global sales organization.

One of the steps along the way in Q2 was launching a global sales operation function and process to help improve productivity on the sales side. So that’s a process-driven innovation as part of the program. The technology pieces will be coming after that.

Gary Frank Prestopino

Barrington Research Associates, Inc.

That’s great news. Would you ever be in a position just in terms of — in talking about new account signings to talk about what a range of potential GMV would be coming from these new accounts?

William P. Angrick

Chairman & Chief Executive Officer

What I think we would do is we’d be providing case study examples that show real results for real clients, which would give an input around what the GMV opportunity is. That’s how we would handle that.

Gary Frank Prestopino

Barrington Research Associates, Inc.

Okay. Thanks a lot.

Operator: [Operator Instructions] Your next question comes from the line of Rohit Kulkarni with RBC.  Please proceed.

Rohit R. Kulkarni

RBC Capital Markets LLC

Hey. Thanks, has two questions. One, on the branding campaign. Sorry if you already answered this, I joined in a bit late. As in what are your expectations from this campaign? As in I see that there are a lot of new things on your website. Have you hired an agency? How much are you willing to spend in this branding campaign?

And generally like on the outside we would expect the campaign to kick in full gear as the new product offerings or the integrated product offerings with Liquidity One are kind of ready to go to market. So kind of having the branding campaign come ahead of that. So how are you setting your expectations from the returns on how the branding campaign would kind of be a success or be meeting expectations? And then I have a follow up on DoD surplus.

William P. Angrick

Chairman & Chief Executive Officer

Sure. Well the branding should be a business impact today, because we have a global sales organization interacting with clients in any major industry vertical you can think of. So it’s important for them to be able to articulate what our capabilities are today, which are still quite formidable, and where we are going in the future.

And that team has been well educated and equipped to deliver on our future vision, superior service, scale, and results. And that is the embodiment of the brand. It’s the client experience that they are enjoying, the results that they’re enjoying today.

In terms of our commitment to building a strong sales and marketing function, we have invested in internal talented teams to breathe new life into the brand and the rollout process, which is something that we’ve worked hard on over the last 12 months. But also to sustain the brand through a number of actions, which as you would imagine in enterprise sales, is often about thought leadership. It’s about showing real proof points and case studies of how we deliver that superior scale, service, and results. And that’s an investment that is a multi-year investment, and it’s an in-house investment.

And so what we expect is that over time more and more of our clients will be able to showcase their programs and experiences working with Liquidity Services, and that’ll be reinvesting in the message.

In terms of expectations we are investing ahead of the growth that we would expect to come out of launching a new brand. And that’s the way it always is.  You’re going to invest to deliver growth in the future, and we will continue to monitor that and share that.

So the team is focused on capabilities that can drive innovation for this market sector and drive ultimately value in these reverse supply chain activities. And that is something that can be quite contagious within a company, when you have a scalable process that they can repeat and track and manage. And so that’s what we think about the marketing investment.

Rohit R. Kulkarni

RBC Capital Markets LLC

Okay. Great. And then a quick clarification on surplus. Now that it would probably go through — I’m counting six months from February fast in my mind — September-ish timeframe. What are your kind of expectations from that?

And what does it say that it has been — it’d be almost well 18 months since DoD started this process, and you continue to support them. What does that say about kind of the new partner that they may have decided to go with? And any potential likelihood for you to still this time next year still continue to have the DoD upside from surplus?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

Sure, Rohit. Let me take that. I think a couple things. You had a couple good questions there about surplus.

So the new partner has rolled out their business model and operations. And we are no longer receiving the rolling stock as part of the new award. Obviously what has been delayed is — I would say is the change in dynamics under the other surplus product flow, primarily because the DoD is working on some operational things internally. And once they get those things in line, then we can sit down and understand what the expectations are for ourselves and them and figure out how we’re going to roll it out and the timing of that rollout.

So we don’t expect to see any significant changes this fiscal year at this point in time. As you know we’ve got a six - month extension on the old surplus contract and then three one-month renewals after that. So we would expect at this point in time based on what we know for the terms of the original contract, what we refer to as the third version or CV 3 version contract, to roll out through this fiscal year.

What happens next year at this point is a little unclear, because again we’re waiting on the — what I would say is the final detail and operational specs from the Department of Defense. Once we have those and understand the needs of our client, then we’ll be prepared to I think update the Street.  And so I would hope to have more color on that probably not next quarter, but the quarter after that.

As far as the DoD as a client, I mean we’ve got a long-standing relationship with the Department of Defense. We provide a high level of service for them. And we certainly would expect to continue with them as a client for a while.

The last thing I want to say about the contract is that the mix has changed dramatically, Rohit. So we’ve got a lot of what I would say is smaller items of lower value that are moving through that contract. That has caused certainly swings in the profitability of the contract, as well as just top-line sales and affected inefficiencies of the contract.

And that is normal. And we’ve been running this business since 2001. We’ve seen many times over the last decade plus, right, of changes in the mix.

So it’s at a time right now where the property mix is what I would say again a lot of lower -value items, processing those items. And the mix will change again in the future. So I think that at this point in time you’re just seeing the effects of that running through the financial statements.

Rohit R. Kulkarni

RBC Capital Markets LLC

Okay. Great. And good to see you guys bring a good [indiscernible]

Operator: There are no further questions in queue. I’ll now turn the call back over to Ms. Julie Davis. Please proceed.

Julie Davis

Senior Director-Investor Relations

Thank you. That concludes our time for today’s call. We thank you for your participation. We will be available for any follow-up. Thank you and have a nice day.

Operator: Ladies and gentlemen that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.